Exhibit 10.1

LEASE

The Science and Technology Park at Johns Hopkins
Baltimore, Maryland

LANDLORD
855 N. WOLFE STREET, LLC,
a Delaware limited liability company

TENANT
CHAMPIONS BIOTECHNOLOGY, INC.,
a Delaware corporation

Dated: As of January 30, 2009

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EXHIBIT A	-	Base Lease Terms
EXHIBIT B	-	Legal Description
EXHIBIT C-1	-	Location of Premises
EXHIBIT C-2	-	Map of the Park - Showing Initial Location of Parking
EXHIBIT C-3	-	Location of Parking
EXHIBIT D	-	Work Letter
EXHIBIT E	-	Standard Services
EXHIBIT F	-	Rules and Regulations
EXHIBIT G	-	Dang Letter

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LEASE

RECITALS, DEFINITIONS AND BASE LEASE TERMS
Recitals.

       This Lease (this ““Lease”“) is entered into as of this 30th day of January, 2009 by and between 855 N. Wolfe Street, LLC, a Delaware limited liability company (the ““Landlord”“) and Champions Biotechnology, Inc., a Delaware corporation (the ““Tenant”“).

In consideration of the mutual covenants herein set forth, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

Definitions.

Certain terms used in this Lease shall have the meanings set forth below:

       "Additional Rent" means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation any amounts payable to Landlord for separately submetered utilities and services pursuant to Section 3, any Excess Costs payable to Landlord pursuant to Exhibit D and any amounts payable for Parking Passes as set forth in Section 2.4.

"Annual Fixed Rent" - See Exhibit A and 3.1.

"Broker" - Colliers Pinkard/ROC Realty, See Section 12.8.

““Building”“ - See Exhibit A.

"Commencement Date: - See Exhibit A.

"Common Areas" - See Section 2.2.

““Declaration of Covenants”“ - See Section 2.3(c)

"Default Interest Rate" - see Section 9.6.

       ““Excusable Delay”“ means any delay in the satisfaction of the conditions in question to the extent the same is a consequence of External Causes including, without limitation, any governmental embargo restrictions, or actions or inactions of local, state or federal governments (such as, without limitation, any delays in issuing building permits, certificates of occupancy or other similar permits or certificates without the fault of either party).

       "External Causes" means, when referring to a party’s responsibilities under this Lease, collectively Acts of God, war, civil commotion, terrorism, fire, flood or other casualty, strikes or other extraordinary labor difficulties or shortages of labor or materials or equipment in the ordinary course of trade, extraordinary weather conditions, government order or regulations or other cause not reasonably within the control of such party, and not due to the fault or neglect of such party. In no event shall financial inability be deemed to be an External Cause.

"Landlord’s Work" - See Exhibit D.

"Land" means the parcel of land situated in Baltimore, Maryland, described in Exhibit B.

"Landlord’s Address for Notices"

855 N. Wolfe Street, LLC
c/o Forest City Development
1130 Terminal Tower
50 Public Square
Cleveland, Ohio 44113-2203
Attention: James Ratner

with copies to:

855 N. Wolfe Street, LLC
c/o Forest City Development
38 Sidney Street
Cambridge, Massachusetts 02139-4234
Attention: President

and:

Forest City Commercial Management, Inc.
38 Sidney Street
Cambridge, Massachusetts 02139-4234
Attention: General Manager

       "Lease Year" - A one-year period commencing on the Commencement Date (provided, however, that if the Commencement Date does not occur on the first day of a month, the first Lease Year shall end on the last of the month in which the anniversary of the Commencement Date occurs); each subsequent Lease Year shall consist of one calendar year beginning on the day immediately following the expiration of the prior Lease Year.

"Park" - The buildings and associated land located from time to time within the Science and Technology Park at Johns Hopkins, as such area is depicted on Exhibit C-2.

"Parking Passes" - See Exhibit A

"Permitted Uses: - See Exhibit A.

"Premises: - See Exhibit A.

"Property" - The Land and the Building.

"Rules and Regulations" - See Section 6.3 and Exhibit F.

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"Substantial Completion" - See Exhibit D.

"Tenant’s Original Address" -

Champions Biotechnology, Inc.
1820 East Ray Road
Chandler, Arizona 85225

Attn: ______________

““Initial Term”“ - See Exhibit A.

Base Lease Terms.

The Base Lease Terms are set forth on Exhibit A, attached.

PREMISES AND TERM

Premises.

       The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Initial Term, the Premises, which shall be comprised of the space illustrated on Exhibit C-1, subject to the exclusion herein below set forth in this Section 2.1, Landlord’s reservations set forth in Section 2.3, such easements, covenants and restrictions as may affect the Property and the terms and conditions of this Lease. Tenant shall further be subject to any easements, covenants and/or restrictions or other matters of record encumbering the Park provided that such any such matters of record arising after the date hereof does not prohibit Tenant’s use and occupancy of the Premises for the Permitted Use or materially and adversely affect Tenant’s rights under this Lease. The Tenant acknowledges that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of the Landlord with respect to the Premises, the Building or the Property or with respect to the suitability of any of them for the conduct of the Tenant’s business or activities. The Premises shall exclude common areas and facilities of the Property, including without limitation exterior faces of exterior walls, the entry, vestibules and main lobby of the Building, first floor elevator lobby and lavatories, the common stairways and stairwells, elevators and elevator wells, boiler room, sprinklers, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures and equipment serving exclusively or in common other parts of the Building. If the Premises at any time includes less than the entire rentable floor area of any floor of the Building, the Premises shall also exclude the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor.

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Appurtenant Rights.

       The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others, subject to the Rules and Regulations (as defined in Section 6.3): (i) the entry, vestibules and main lobby of the Building, the common stairways, elevators, sprinkler rooms, mechanical rooms, electric and telephone closets, and the pipes, sprinklers, ducts, conduits, wires and appurtenant fixtures and equipment serving the Premises in common with others, (ii) common walkways and driveways situated upon the Land that are necessary or reasonably convenient for access to the Building, (iii) access to, and use of in common with other tenants of, loading and receiving areas and freight elevators, and electrical and telephone closets, all subject to Rules and Regulations then in effect, and (iv) if the Premises at any time includes less than the entire rentable floor area of any floor, the common corridors, vestibules, elevator lobby, lavatories, and freight elevator vestibule located on such floor (collectively, the "Common Areas").

The Tenant shall have, as appurtenant to the Premises, the parking rights set forth in Section 2.4.

       The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use for up to 20 hours per month, subject to reasonable rules and regulations promulgated by Landlord from time to time, the conference rooms in Landlord’s development offices and the kitchenette adjacent thereto (but only in connection with Tenant’s use of the conference rooms) that are made available to certain other tenants in the Building on a ““first come, first served”“ basis, provided that Tenant shall be responsible for the payment, as Additional Rent, of any incidental third party costs incurred by Landlord in connection with Tenant’s use of such spaces (excluding any costs of janitorial services, electricity or other services that are provided by Landlord to the conference rooms regardless of whether or not they are utilized).

       The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use the facilities (the "Facilities") located on the medical campus of The Johns Hopkins University (the ““University”“) as set forth in the letter dated January 23, 2009 from Chi V. Dang, M.D., Ph.D., Vice Dean of Research for the University (the ““Dang Letter”“), such Facilities shall include but not be limited to:  (i) microarray core; (ii) molecular imaging core; (iii) microscopy; (iv) mass spectrometry and proteomics; (v) high throughput biology center, including chemical library cleaning and peptide/protein sequencing; (vi) flow cytometry core; (vii) specialized tools for large-scale analysis; (viii) minimally invasive surgical training center; (ix) biomedical imaging; and (x) Vivarium and Medical Library access including access to a Vivarium by an indoor route.  A copy of the Dang Letter is attached hereto as Exhibit G. The Tenant and the University will individually negotiate any service agreements.  Landlord shall have no obligation to Tenant with respect to the use of the Facilities. If Tenant is denied access to the Facilities for a period exceeding thirty (30) consecutive days, and such denial of access to the Facilities is within the University’s reasonable control and not due to causes beyond the University’s control such as force majeure or national or state emergencies, Tenant shall have the right to terminate the Lease within thirty (30) days after providing Landlord a written termination notice, and Tenant shall surrender the Premises on the termination date provided in the notice as required under Section 12.9 of the Lease.  As of the termination date, Landlord and Tenant shall be relieved from all obligations under the Lease, except Landlord’s obligation to return any unused portion of the Security Deposit and any other obligations that expressly survive the early termination of this Lease.

Landlord’s Reservations.

       The Landlord reserves the right from time to time, without unreasonable interference with the Tenant’s use to alter or modify the Common Areas, provided that (i) the Landlord gives the Tenant reasonable advance notice of the Landlord’s contemplated alterations or modifications where they are reasonably likely to impact Tenant’s use and enjoyment of the Premises, (ii) any such actions are effected in a good and workmanlike manner, and (iii) such alterations or modifications do not permanently impair Tenant’s access to the Premises or its practical use and enjoyment thereof.

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       In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, without unreasonable interruption of Tenant’s use and access to the Premises (and in any event during the existence of an emergency) (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property, provided that, to the extent practicable such installations, replacements or relocations in the Premises shall be placed above ceiling surfaces, below floor surfaces, or to the outside of the interior face of perimeter walls; (ii) to name or change the name of the Building, and (iii) to grant easements and other rights with respect to the Property.

Parking Passes.

       The Landlord shall provide Parking Passes (as defined in Exhibit A) for use by the Tenant’s employees in accordance with the provisions of this Section 2.4, and in the locations designated on Exhibit C-2 or such other locations within the Park as Landlord reasonably designates by notice to Tenant from time to time. The Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the Rules and Regulations with respect to the use of the parking facilities provided by the Landlord pursuant to this Lease. The Landlord acknowledges that it is the Landlord’s responsibility to assure Tenant that holders of Parking Passes who comply with the Rules and Regulations are able to park their motor vehicles in the designated parking facilities within the Park. The Tenant acknowledges that the parking facilities within the Park may be owned by an entity other than Landlord. In no event are Parking Passes transferable other than to the holder, from time to time, of the Tenant’s interest under this Lease or a subtenant that has been demised all or a portion of the Premises in conformity with the requirements of this Lease. Parking Passes are limited to use by employees of Tenant or Tenant’s permitted subtenants. Landlord, or the entity that owns the parking facilities, shall provide security for the parking facilities twenty-four (24) hours a day, seven (7) days a week.

       Tenant shall pay for all of its allocated Parking Passes at Landlord’s then current prevailing monthly rate for Parking Passes. The cost of the Parking Passes will be subject to an upward adjustment based on market conditions and may change from time to time; however, all Parking Passes and any additional parking passes that Tenant may secure on a month-to-month basis from Landlord, will be available at the lowest rate offered to other tenants of the Park in a fair and reasonable manner. Such payments shall constitute Additional Rent for purposes of the Lease. Payments under this Section shall be made at the places and times and subject to the conditions specified for payments of Annual Fixed Rent, or at such other places and times as Landlord shall specify in writing. Without limiting Landlord’s other remedies under the Lease, if Tenant shall fail to pay the amounts due for such Parking Passes for more than ten (10) days after notice of such failure, then Landlord may terminate Tenant’s rights to such Parking Passes immediately upon notice by Landlord.

       On the Commencement Date, Tenant’s Parking Passes will enable the holders of the Parking Passes to park in the surface parking lots located in the Park. The initial rate for the Parking Passes for the surface parking lots is $120.00 per month per Parking Pass. When structured parking has been completed, the Landlord may require the holders of the Parking Passes to park in the structure parking facilities.

Section 2.5 Commencement Date and Term.

             (a)    Commencement Date. The Commencement Date shall be as set forth on Exhibit A. If the Commencement Date has not occurred on or before May 1, 2009, then Tenant shall have the right to immediately terminate this Lease by providing written notice to the Landlord. Landlord shall return the Security Deposit, as defined herein, to Tenant within ten (10) days of such termination, and both parties shall be released from all obligations hereunder, except those that expressly survive the earlier termination of this Lease.

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             (b)   Initial Term.  The Initial Term of this Lease shall be as set forth on Exhibit A. The Initial Term of this Lease shall automatically extend at the end of Initial Term for five (5) additional periods of one (1) year each unless Tenant gives the Landlord written notice by certified mail, return receipt requested, of its intention not to renew this Lease at least ninety (90) days prior to the expiration of the Initial Term, or the applicable renewal term. The renewal term(s) shall be upon the same terms, covenants and conditions set forth herein with respect to the Initial Term, including inter alia, Tenant’s liability for increased rent as described in Exhibit A. All references in this Lease to the ““Term”“ shall be construed to mean the Initial Term and the renewal period(s) unless the context clearly indicates that another meaning is intended.

RENT AND OTHER PAYMENTS

Annual Fixed Rent.

       The Annual Fixed Rent applicable to the Premises during the Term shall be as set forth on Exhibit A. On the Commencement Date and on the first day of each month thereafter, the Tenant shall pay, without notice or demand, monthly installments of one twelfth (1/12) of the Annual Fixed Rent in effect in advance for each full calendar month of the Term following the Commencement Date and a corresponding fraction of said one twelfth (1/12) for any fraction of a calendar month in which the Commencement Date occurs.

Utility Charges.

       During the Term, the Tenant shall pay for the cost of all electricity furnished to the Premises. Tenant shall purchase electricity from the utility service providing electricity to the Building from time to time. Tenant’s usage and billing shall depend upon Landlord’s reading of the check meters (or, if not check metered, upon the reasonable estimate of Tenant’s usage as determined by Landlord’s engineer) for such service or, if, Tenant’s usage is non-determinable, based on the proportion of Tenant’s rentable square footage compared to other tenants having use of the same utility service. Unless separately metered and paid directly by Tenant, Additional Rent for utilities in the Premises may be estimated monthly by Landlord, based upon the estimate set forth in the preceding sentence, and shall be paid monthly by Tenant as billed with a final accounting based upon actual bills following the conclusion of the fiscal year of the Building.

Above Standard Services.

       If the Tenant requests and the Landlord elects to provide any services to the Tenant in addition to those described in Exhibit E, the Tenant shall pay to the Landlord, as Additional Rent, the amount billed by Landlord for such services at Landlord’s standard rates as from time to time in effect. If the Tenant has requested that such services be provided on a regular basis, the Tenant shall, if requested by the Landlord, pay for such services at their actual cost to Landlord, including, without limitation, a reasonable overhead component, at the time and in the fashion in which Annual Fixed Rent under this Lease is payable. Otherwise, the Tenant shall pay for such additional services within thirty (30) days after receipt of an invoice from the Landlord.

No Offsets.

       Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as provided herein. Without limiting the foregoing, Tenant’s obligation to pay rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as provided in Article 8, any casualty or taking, or any failure by Landlord to perform or other occurrence; except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate, quit or surrender this Lease or the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Nothing in this Section 3.4 shall be deemed to prohibit Tenant from bringing a claim for injunctive relief against Landlord or seeking monetary damages in a separate proceeding against Landlord.

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ALTERATIONS
Consent Required for Tenant’s Alterations.

       The Tenant shall not make alterations or additions to the Premises except in accordance with complete, coordinated construction plans and specifications therefor first approved by the Landlord in Landlord’s sole discretion. The Tenant shall give reasonable prior notice to the Landlord of the presence of Tenant’s contractors in the Building and any alterations and changes in and to the Premises which the Tenant intends to undertake, together with a reasonable description of the proposed work and such plans and specifications as the Tenant has therefor. Neither the Landlord’s failure to object to any proposed alterations or additions, nor the Landlord’s approval of any plans and specifications furnished by Tenant to Landlord, shall be construed as superseding in any respect, or as a waiver of Landlord’s right to enforce, the Tenant’s obligation to fulfill all of the terms and conditions of this Lease applicable to any work contemplated thereby. All alterations and additions to the Premises shall be designed in reasonable accordance with the Building design standards promulgated by Landlord from time to time.

Ownership of Alterations.

       All alterations and additions shall be part of the Building and owned by the Landlord; provided, however, that the Landlord may require removal by the Tenant of all or any portion of any alterations and additions made to the Premises by the Tenant. Upon Tenant’s written request given simultaneously with its request for consent to any alterations or additions, Landlord will advise the Tenant of such requirement for removal prior to the installation of the alteration or addition by the Tenant. All movable equipment, trade fixtures and furnishings not attached to the Premises shall remain the personal property of the Tenant and shall be removed by the Tenant upon expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2, any alterations and additions, equipment, trade fixtures, and furnishings installed by Landlord, whether or not attached to the Premises, shall be part of the Building and owned by the Landlord, and shall in no event constitute the Tenant’s personal property.

       Any alterations and additions, if required to be removed upon the termination or expiration of this Lease as hereinabove provided, shall be removed by the Tenant with reasonable care and diligence; however Tenant shall not be required to cap off of all utility connections behind the adjacent interior finish, or restore such interior finish to the extent necessary so that the Premises are left with complete wall, ceiling and floor finishes.

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RESPONSIBILITY FOR CONDITION OF BUILDING AND PREMISES

Maintenance of Building and Common Areas by Landlord.

       Except as otherwise provided in Article 8, the Landlord shall make such repairs to the foundation, roof, exterior walls (including exterior glass), floor slabs, elevators, base building mechanical and life safety systems (to the extent serving more than one tenant), and any other base structural elements of the Building as may be necessary to keep them in compliance with applicable laws (including, but not limited to, the Baltimore City Building Code and the Americans with Disabilities Act (the ““ADA”“)), in good order, condition and repair, and make such repairs to the mechanical systems and equipment serving the Building, except for any mechanical systems and equipment that serve the Premises exclusively (““Tenant’s Dedicated Mechanical Systems and Equipment”“), and other Common Areas as are necessary to keep them in good order, condition and repair. The Landlord shall further perform the services designated as Landlord’s Services on Exhibit E. Subject to Section 7.4, the Tenant shall be responsible for 100% of the cost of any repair to the Premises, the Building, or the Land caused by the negligence or misconduct of the Tenant, or any agent, employee or contractor of the Tenant.

       Landlord will provide either manned or monitored security of the Building twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year. Landlord shall install and be solely responsible for the maintenance and operation of a Building-wide security system for monitoring and access control at Building entrances and the loading dock(s), with card access controls at the Building main entrances, stairwells and service doors. Tenant shall be provided with similar access to the Premises, Building and parking areas. Tenant shall comply with all rules and regulations relating to security and access to the Building imposed by Landlord, including use of key cards security systems installed in the elevators and lobby entrances to the Building.

       Subject to Section 7.4, the Tenant shall be responsible for 100% of the cost of any repair to the Premises, the Building, or the Land caused by the negligence or misconduct of the Tenant, or any agent, employee or contractor of the Tenant.

Maintenance of Premises by Tenant.

       The Tenant shall keep and maintain in good order, condition and repair the Premises and every part thereof and all of Tenant’s Dedicated Mechanical Systems and Equipment, reasonable wear and tear and damage by fire or other casualty excepted (provided that subject to Section 7.4, the Landlord shall be responsible for damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees or contractors), excluding those repairs for which the Landlord is responsible pursuant to Sections 5.1, 8.1 and 8.5. The Tenant shall not permit or commit any damage (waste), and the Tenant shall, subject to Section 7.4, be responsible for the cost of repairs which may be made necessary by reason of damage to the Property caused by the negligence or misconduct of the Tenant, or any of the contractors, employees, or agents of the Tenant. Tenant’s Dedicated Mechanical Systems and Equipment, and all other systems and equipment, shall be maintained in good order, condition and repair consistent with prevailing standards at comparable first class leased biotechnology facilities, reasonable wear and tear, damage by fire or other casualty, and subject to Section 7.4, damage caused by the fault or neglect of the Landlord, or the Landlord’s agents, employees, or contractors excepted.

Delays in Landlord’s Services.

       The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing the Premises or any portion of the Building. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any External Cause, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

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       The Landlord reserves the right to stop any service or utility system the Landlord provides or causes to be provided under this Lease when necessary by reason of accident or emergency or exercise of Landlord’s rights pursuant to Section 2.3 hereof, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance notice of the contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to the Tenant by reason thereof. To the extent that the Landlord is providing or causing to be provided heat, light or any utility or service, in no event shall the Landlord have any liability to the Tenant for the unavailability of the same to the extent that such unavailability is caused by External Causes, provided, however, that the Landlord is obligated to exercise reasonable efforts to restore such services or utility systems’ operation. The Landlord agrees to carry rent interruption insurance in commercially reasonable amounts which permits recovery within, to the extent reasonably available, five (5) days after the insured peril.

       If the unavailability of heat, light or any utility or service provided or caused to be provided by the Landlord, other than the unavailability of the same due to the Tenant’s acts or omissions, renders all or any portion of the Premises untenantable for the Tenant’s use as permitted under this Lease for a period of five (5) days or more, and the Tenant ceases to occupy the same for the conduct of its business during such period, the Tenant shall receive an equitable abatement of rent, taking into account the extent of the Tenant’s loss of use of the Premises, following the condition of untenantability on and after the day following the expiration of the deductible period provided in the Landlord’s rent interruption insurance policy. For all purposes of this Lease, if Tenant has responsibility for maintenance and repair of any aspect of the Building or any equipment or system therein, the functioning and performance of the same shall be the responsibility of the Tenant under this Lease, and shall in no event constitute a service or utility system that the Landlord provides or causes to be provided under this Lease.

Tenant’s Responsibilities Regarding Hazardous Materials.

       The Tenant covenants and agrees that the Tenant shall not use, generate, store or dispose, nor shall the Tenant suffer or permit the use, generation, storing or disposal in the Premises or otherwise by any of Tenant’s contractors, licensees, invitees, agents or employees, of any oil, toxic substances, hazardous wastes or hazardous materials (collectively, ““Hazardous Materials”“) in, on or about the Premises, the Building or the Land, except for Hazardous Materials that are necessary and customary for Tenant’s operation of Tenant’s Permitted Use (which Permitted Use is set forth on Exhibit A) and that are consistent with the use and operation of a biotechnology laboratory at so-called BL-2 level or below in a mixed-use setting, and in all cases such Hazardous Materials must be used, generated, stored and disposed of in compliance with all applicable law and regulations. The Tenant covenants and agrees that the Tenant shall comply with all applicable laws and regulations in handling and disposing of materials used in its research and other uses of the Premises, whether or not considered Hazardous Materials, and no dumping, flushing or other introduction of Hazardous Materials or such other inappropriate materials into the septic, sewage or other waste disposal systems serving the Premises shall occur, except as specifically permitted by law or regulation and subject to the conditions and qualifications imposed by any governmental license or permit. The Tenant shall provide to the Landlord copies of all licenses and permits that the Tenant has been required to obtain prior to the handling of any such Hazardous Materials, and the Tenant must obtain all of such licenses and permits prior to the commencement of operations in the Premises requiring the same. Any use or storage of Hazardous Materials by Tenant permitted pursuant to this Section 5.04 shall not exceed Tenant’s proportionate share (measured on a per floor basis) of similarly classed Hazardous Materials. From time to time during the Term of this Lease, and thereafter during which the Tenant occupies any portion of the Premises, the Tenant shall provide the Landlord with such reasonable substantiation of the Tenant’s compliance with the requirements of this Section 5.4 and any additional requirements set forth in Section 6.2 as the Landlord may reasonably request. The Tenant covenants and agrees that the Tenant shall, at its sole cost, promptly remove or remediate all Hazardous Materials that are found upon the Premises, the Building or the Land by virtue of the failure of the foregoing covenants and agreements to have been fulfilled, or otherwise as the result of the act or omission of Tenant or its contractors, licensees, agents or employees, in a manner complying with all applicable laws and regulations and the provisions of this Lease. If the Tenant should have any responsibility under this Section 5.4 to remove or remediate Hazardous Materials, the Tenant shall keep the Landlord reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Landlord copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.4. At the expiration or earlier termination of the Term, the Tenant shall promptly remove or remediate any Hazardous Materials from the Premises in a manner consistent with accepted "best practices" and in compliance with all legal requirements relating to the closure of laboratory facilities and disposal of equipment and supplies therein.

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       Tenant acknowledges that areas of the Property are used for food service and other non-laboratory uses and Tenant covenants to use best industry practices in the conduct of all laboratory operations and the storage, use, treatment, and disposal of Hazardous Materials at the Premises. In all events Tenant shall comply with all applicable provisions of the standards of the U.S. Department of Health and Human Services as further described in the USDHHS publication Biosafety in Microbiological and Biomedical Laboratories (4th Edition, May 1999) as it may be further revised, or such nationally recognized new or replacement standards as may be reasonably selected by Landlord. Any Hazardous Materials permitted to be stored on the Premises pursuant to this Section 5.4 of the Lease shall be stored in areas of the Premises exclusively designated by Tenant for such purpose. Furthermore, within thirty (30) days after Landlord’s request (which request shall not be made more than one (1) time in any 12 month period unless required in connection with a sale, financing or ground lease of the Property or Landlord has reasonable grounds to believe that Tenant is in breach of its obligations under this Section 5.4), Tenant shall make available to Landlord at Tenant’s offices in the Baltimore area all of Tenant’s books and records relating to the types and amounts of all Hazardous Materials being generated, produced, brought upon, used, stored or treated by or on behalf of Tenant on the Premises and, upon Landlord’s request which request shall not be made more than one (1) time in any twelve (12) month period unless required in connection with a sale, financing or ground lease of the Property or Landlord has reasonable grounds to believe that Tenant is in breach of its obligations under this Section 5.4, copies of any federal, state or municipal filings or compliance reports made by Tenant with respect to such Hazardous Materials that are required by applicable law and to the extent relating to the Premises, all of which Landlord shall have the right to audit and review. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any governmental agencies, mortgagees of the Property, or by any insurance carrier, to the extent that such inspection or assessment pertains to any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition in the Premises after the date Tenant first occupies the Premises for the conduct of its operations or is the result of any act or omission by Tenant, its officers, employees, contractors, or agents around the Property (together, ““Environmental Incidents”“), provided that Tenant shall not be responsible to pay for any such costs to the extent that the conditions of concern existed in the Premises at the time that the Premises was delivered to Tenant.

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       If Tenant’s transportation, storage or use of Hazardous Materials on the Premises results in the release onto or other contamination of any portion of the Property or adjacent areas, including building or parking areas, soil or surface or ground water, or loss or damage to person(s) or property, without limitation, Tenant agrees to: (a) notify Landlord immediately of any release, threat of release, contamination, claim of contamination, loss or damage and (b) after consultation with Landlord, clean up the release, threat of release, or contamination as required by all applicable statutes, regulations and standards. In the event of such contamination, Tenant agrees to cooperate with Landlord, as Landlord may reasonably request, and provide such documents, affidavits and information as may be reasonably requested by Landlord (1) to comply with any applicable laws, (2) to comply with the request of any lender, purchaser or tenant, and/or (3) for any other reason deemed necessary by Landlord in its reasonable discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Materials at, in, on, under or about the Premises that is required to be reported to a governmental authority under any applicable laws, shall promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any applicable laws and shall promptly pay when due any fine or assessment against Landlord, Tenant, or the Premises relating to any violation during the Term of any applicable laws by Tenant, its employees, agents, or independent contractors, or with respect to the Premises or the remainder of the Property. If any governmental authority files a lien against the Premises or the remainder of the Property due to any act or omission, intentional or unintentional, of Tenant, its agents, or employees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials, Tenant shall, within fifteen (15) days from the date that Tenant is first given notice of such lien (or within such shorter period of time as may be specified by Landlord if such governmental authority takes steps to cause the Premises to be sold pursuant to such lien) either (A) pay the claim and remove the lien or (B) furnish a cash deposit, bond or such other security as is reasonably satisfactory in all respects to Landlord and sufficient to discharge the lien completely. Tenant shall defend, indemnify Landlord and hold Landlord harmless from and against any damages, liability or expense associated with claims by governmental or other third parties arising out of the presence, removal or remediation of Hazardous Materials for which Tenant is responsible for removal or remediation under this Section 5.4.

Landlord’s Responsibilities Regarding Hazardous Materials.

       During the Term of this Lease, if the removal or remediation of Hazardous Materials from the Premises, Building or Land is required to be undertaken by any governmental regulatory body, then except to the extent such obligation is the responsibility of the Tenant under Section 5.4 hereof, the Landlord covenants and agrees to undertake the same without charge to the Tenant. Without limitation of the foregoing, if necessary to comply with any applicable legal requirements, should any existing environmental condition of the Land require the removal or remediation of Hazardous Materials, the Landlord shall perform such removal or remediation, without charge to the Tenant, when and if required by applicable legal requirements. The Landlord shall keep the Tenant reasonably informed as to the status of the environmental condition at issue, promptly furnish to the Tenant copies of all regulatory filings with any governmental regulatory agencies in connection therewith, and substantiate the performance of its obligations under this Section 5.5.

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TENANT COVENANTS

The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:

Permitted Uses.

       The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property, nor permit in the Premises any auction sale. The Tenant shall give written notice to the Landlord, within twenty (20) days prior to the Commencement Date and thereafter once annually within twenty (20) days of each anniversary of the Commencement Date, of any materials on OSHA’s right to know list or which are subject to regulation by any other federal, state, municipal or other governmental authority and which the Tenant intends to have present at the Premises. The Tenant shall comply with all requirements of public authorities and of the Board of Fire Underwriters in connection with methods of storage, use and disposal of such materials. The Tenant shall not permit in the Premises any nuisance, or the emission from the Premises of any reasonably objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to law or ordinance, or liable to invalidate or increase premiums (above those normally incurred for Permitted Uses) for any insurance on the Building or its contents (unless the Tenant pays for any such increase in premiums and provided such actions do not interfere with the use and enjoyment of the Land by the Landlord, other tenants, visitors or invitees of the Building) or liable to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Premises, nor shall Tenant overload existing electrical or other Building systems.

Laws and Regulations.

       The Tenant shall comply with all federal, state and local laws, regulations, ordinances. executive orders, guidelines, policies and similar requirements in effect from time to time, including, without limitation, all such requirements relating to (a) Tenant’s occupancy and use of the Premises, (b) employment, employment opportunity, discrimination and affirmative action, (c) Hazardous Materials, (d) animal confinement and experimentation, and (e) stem cell research. Tenant shall also conform to recognized "best practices" standards with respect to the physical aspects of its scientific research and operations carried on within the Premises. Tenant shall have the right to contest any notice of violation for any of the foregoing by appropriate proceedings diligently conducted in good faith.

Rules and Regulations.

       The Tenant agrees to comply with the Rules and Regulations set forth in Exhibit F and such other reasonable and non discriminatorily enforced rules and regulations of general applicability (““Rules and Regulations”“) as (i) may from time to time be made by the Landlord of which the Tenant is given written notice, so far as the same relate to the use of the Building, the Land and the Tenant’s appurtenant parking privileges and (ii) may from time to time be promulgated with respect to all or any portion of the Building (including without limitation pursuant to the Declaration of Covenants). The Tenant shall not obstruct in any manner any portion of the Property; and, except as set forth in this Lease, shall not permit the placing of any signs, awnings or flagpoles, or the like, visible from outside the Building. Neither shall Tenant place curtains, blinds or shades or similar window treatments visible from outside the Building in the Premises other than those provided by Landlord.

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Safety Compliance.

       The Tenant shall keep the Premises equipped with all safety appliances required by law or ordinance or any other regulations of any public authority because of the manner of use made by the Tenant and Tenant shall procure all licenses and permits so required because of such manner of use and, if reasonably requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses. Tenant shall conduct such periodic tests, evaluations or certifications of safety appliances and laboratory equipment as are required or recommended in accordance with generally accepted standards for good laboratory practice to ensure that such safety appliances and equipment remain in good working order, and shall, upon Landlord’s reasonable request but not more often than two (2) times in any calendar year, provide to Landlord copies of such reports, evaluations and certifications.

Landlord’s Entry.

       The Tenant shall permit the Landlord and its agents, after at least twenty four (24) hours’ prior notice except in the case of emergencies, to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, monitoring Tenant’s compliance with the requirements and restrictions set forth in this Lease, and for the purpose of showing the Premises to prospective purchasers and mortgagees at all reasonable times and to prospective tenants within twelve (12) months of the end of the Term provided that in connection with such entry, Tenant may provide procedures reasonably designed so as not to jeopardize Tenant’s trade secrets, proprietary technology or critical business operations, including accompaniment of all such persons by an employee of the Tenant. In case of an emergency, the Landlord shall make good faith efforts to notify the Tenant in person or by telephone prior to such entry, and in any event, the Landlord shall notify Tenant promptly thereafter such entry.

Floor Load.

       The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area (as set forth on Exhibit A)which such floor was designed to carry, and which is allowed by law. The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure.

Personal Property Tax.

       The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed. Tenant shall have the right to contest the validity or amount of any such taxes by appropriate proceedings diligently conducted in good faith.

Assignment and Subleases

       The Tenant shall not assign this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses and the like) the whole or any part of the Premises, nor permit the further underletting or assignment of any sublease or other occupancy agreement (each a ““Transfer”“). Any purported Transfer shall be void and Tenant shall remain fully and primarily liable for the obligations of the Tenant hereunder, including, without limitation, the obligation to pay Annual Fixed Rent and Additional Rent provided under this Lease.

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INDEMNITY AND INSURANCE

Indemnity.

       The Tenant shall indemnify, defend and save harmless the Landlord and the Landlord’s ground lessees, mortgagees and managing agent for the Building (collectively, the ““Indemnitees”“) from and against all claims, loss, or damage of whatever nature, arising from (i) any breach by Tenant of any obligation of Tenant under this Lease, or (ii) any negligence or misconduct of the Tenant, or the Tenant’s contractors, licensees, agents, servants or employees, or (iii) any accident, injury or damage whatsoever caused to any person or property in the Premises, occurring after the Commencement Date and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, provided that the foregoing indemnity in clause (ii) shall not include any claims, loss or damage to the extent arising from any negligence or willful misconduct of the Landlord, or the Landlord’s contractors, licensees, agents, servants or employees or the Landlord’s ground lessees, mortgagees or managing agent for the Building.

       The Landlord shall indemnify, defend and save harmless the Tenant from and against all claims, loss, or damage of whatever nature, arising from (i) any breach by Landlord of any obligation of Landlord under this Lease, or (ii) any negligence or misconduct of the Landlord, or the Landlord’s contractors, licensees, agents, servants or employees, or (iii) any accident, injury or damage whatsoever caused to any person or property in the Premises, the Building or on or about the Land, occurring after the Commencement Date and until the end of the Term and thereafter, so long as the Tenant is in occupancy of any part of the Premises, provided that the foregoing indemnity in clause (ii) shall not include any claims, loss or damage to the extent arising from any negligence or willful misconduct of the Tenant, or the Tenant’s contractors, licensees, agents, servants or employees occurring following the Commencement Date and until the expiration or earlier termination of the Term of this Lease.

       The foregoing indemnity and hold harmless agreements shall include indemnity against reasonable attorneys’ fees and all other costs, expenses and liabilities incurred in connection with any such claim or proceeding brought thereon, and the defense thereof, but shall be subject to the limitations specified in Sections 7.4 and 12.11.

Tenant’s Insurance.

       The Tenant agrees to maintain in full force from the Commencement Date, throughout the Term, and thereafter, so long as the Tenant is in occupancy of any part of the Premises, a policy of commercial general liability insurance on an occurrence basis under which the Landlord (and any individuals or entities affiliated with the Landlord, any ground lessor and any holder of a mortgage on the Property of whom the Tenant is notified by the Landlord) are named as additional insureds, and under which the insurer provides a contractual liability endorsement insuring against all cost, expense and liability arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Each policy required hereunder shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord and such ground lessors and mortgagees without thirty (30) days’ prior notice to the Landlord and such ground lessors and mortgagees and at the election of the Landlord, either a certificate of insurance or a duplicate original policy shall be delivered to the Landlord. The minimum limits of Tenant’s liability insurance as of the Commencement Date (or such earlier date upon which the Tenant first commences occupancy of all or any part of the Premises for the commencement of any alterations or additions undertaken by Tenant pursuant to the terms of this Lease or otherwise) shall be Two Million Dollars ($2,000,000.00) for combined bodily injury (or death) and damage to property (per occurrence) with an aggregate annual limit of liability of Three Million Dollars ($3,000,000.00), and from time to time during the Term such limits of liability shall be increased to reflect such higher limits as are customarily required pursuant to new leases of space in the Baltimore, Maryland area with respect to similar properties and similar uses. Such liability insurance may be effected with a combination of a base commercial general liability policy and umbrella insurance provided that any such umbrella coverages provided are on a ““following form”“ basis. The Landlord shall have reasonable approval over the identity of the Tenant’s insurance underwriters. Each policy of insurance required to be carried by Tenant under this Lease shall be issued by companies rated not less than A-/IX by Best’s Rating Service (or its successor) or otherwise acceptable to Landlord in the Landlord’s reasonable discretion and licensed to do business in the State of Maryland, and Tenant’s liability insurance policy shall be primary with respect to all claims.

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Personal Property at Risk.

       The Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Property or parking facilities provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord, except that the Landlord shall in no event be exonerated from any liability to the Tenant or to any person, for any such injury, loss, damage or liability to the extent caused by Landlord’s or its employees’, agents’ or contractors’ gross negligence or willful misconduct.

Waiver of Subrogation.

       Any casualty insurance carried by either party with respect to the Building, Land, Premises, parking facilities or any property therein or occurrences thereon shall, without further request by either party, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for loss or damage to property, including, without limitation, loss or damage caused by negligence of such other party, due to hazards covered by casualty insurance which such party is required to carry hereunder, except with respect to any damage within the deductible under such insurance policy.

Policy Requirements.

       Any required insurance may be in the form of blanket coverage, so long as the coverage required herein is maintained. Tenant shall cause a certificate, providing such information as reasonably requested by Landlord, evidencing the existence and limits of its insurance coverage with respect to the Premises and the Building, as the case may be, to be delivered to Landlord upon the commencement of the Initial Term. Thereafter, Tenant shall cause similar certificates evidencing renewal policies to be delivered to Landlord at least thirty (30) days prior to the expiration of the term of each policy and at such other times as reasonably requested by Landlord.

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CASUALTY AND EMINENT DOMAIN

Restoration Following Casualties.

       If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than six (6) months of the Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building and the Premises shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by Landlord as a result of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all furniture, fixtures and equipment which are necessary to permit Tenant’s reoccupancy of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Rent shall be abated from the date of the damage or destruction for any portion of the Premises that is unusable by Tenant, which abatement shall be in the same proportion that the rentable area of the Premises that is unusable by Tenant bears to the total rentable area of the Premises; provided that Tenant shall not be entitled to any abatement of Rent if the damage or destruction within the Premises is restored within five (5) Business Days after Landlord’s receipt of written notice from Tenant of the occurrence of the damage or destruction.

Eminent Domain.

       If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or Land shall occur. If this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired Lease Term effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant and moving costs, which Tenant specifically reserves to itself.

Temporary Taking.

       In the event of any taking of the Premises or any part thereof for a temporary use not in excess of one (1) months, (i) this Lease shall be and remain unaffected thereby and Annual Fixed Rent and Additional Rent shall not abate, and (ii) the Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term.

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DEFAULT

Tenant’s Default.

Each of the following shall constitute an Event of Default:

       Failure on the part of the Tenant to pay the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such condition continues for five (5) days after written notice that the same are due.

       Failure on the part of the Tenant to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after written notice from the Landlord to the Tenant thereof, provided that in the case of breaches that are not reasonably susceptible to cure within thirty (30) days through the exercise of due diligence, then so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure to completion, such breach shall not be deemed to create an Event of Default.

       The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant, or any guarantor of this Lease, is bankrupt or insolvent according to law; or any assignment of the property of the Tenant, or any guarantor of this Lease, for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the property of Tenant, or any guarantor of this Lease, by a court of competent jurisdiction, which officer is not dismissed or removed within forty-five (45) days; or the filing of an involuntary petition against the Tenant, or any guarantor of this Lease, under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within forty-five (45) days; the filing by the Tenant, or any guarantor of this Lease, of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.

       If an Event of Default shall occur, then, in any such case, whether or not the Term shall have begun, Landlord and its agents lawfully may, in addition to any remedies for any preceding Event of Default and any remedies otherwise available at law or equity, immediately or at any time thereafter without further demand or notice in accordance with process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. At Landlord’s election such notice of termination may be included in any notice of default. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any to the extent such rights may be waived). If Landlord engages attorneys in connection with any failure to perform by Tenant hereunder, Tenant shall reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

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Damages.

       In the event that this Lease is terminated, the Tenant covenants to pay to the Landlord punctually all the sums (““Periodic Payments”“) and perform all the obligations which the Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated, and all of the Landlord’s expenses in connection with reletting the Premises including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting (““Reletting Expenses”“). However, the Landlord may elect, at any time, to demand in lieu of any further obligations to make Periodic Payments, and payments on account of the Landlord’s reletting costs thereafter accruing, as compensation, an amount (the ““Lump Sum Payment”“) equal to the sum of all amounts of Annual Fixed Rent and Additional Rent to be paid pursuant to this Lease and all Reletting Expenses, less any payments of Annual Fixed Rent and Additional Rent that have already been received by Landlord.

       In calculating the Periodic Payments to be made by the Tenant under the foregoing covenant, the Tenant shall be credited with the net proceeds of any rent obtained by reletting the Premises, after deducting all the Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the rent originally due hereunder. The Landlord may (i) relet the Premises, or any part or parts thereof, for a term or terms which may, at the Landlord’s option, exceed or be equal to or less than the period which would otherwise have constituted the balance of the Term, and may grant such concessions and free rent as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, (ii) make such alterations, repairs and improvements in the Premises as the Landlord in its reasonable commercial judgment considers advisable or necessary to relet the same, and (iii) any obligation to relet imposed by law shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms (based on then-market standards) as Landlord may from time to time deem appropriate and to develop the Building and Park in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Park. No action of the Landlord in accordance with foregoing or failure to relet or to collect rent under reletting shall operate to release or reduce the Tenant’s liability. The Landlord shall be entitled to seek to rent other properties of the Landlord prior to reletting the Premises without being in breach of any obligation to the Tenant.

Cumulative Rights.

       The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and, except as expressly set forth herein, are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the Tenant of any provisions of this Lease. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

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       Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in any applicable state statute or case law.

Landlord’s Self help.

       If there shall be an Event of Default, or if emergency circumstances should exist where, upon the giving of notice or passage of time, such circumstances would constitute an Event of Default, then the Landlord shall have the right, but not the obligation, after the giving by the Landlord of notice thereof to the Tenant (except in case of emergency circumstances in which case no prior notice need be given), to perform such obligation. In the event the Landlord exercises its rights under this Section 9.4 in case of emergency, the Landlord shall notify the Tenant as soon as reasonably possible after the taking of such action. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease. The Tenant shall be liable to the Landlord for all of the Landlord’s reasonable costs associated with effecting such cure.

Enforcement Expenses; Litigation.

       Tenant shall promptly reimburse the Landlord for all costs and expenses, including without limitation legal fees, incurred by Landlord in exercising and enforcing its rights under this Lease following the Tenant’s failure to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default pursuant to Sections 9.1 or 9.7 hereof.

       If Landlord, without fault, is made or becomes a party to any litigation commenced by or against the Tenant by or against a third party, or incurs costs or expenses related to such litigation, involving any part of the Property and the enforcement of any of the rights, obligations or remedies of Landlord without fault, then Landlord shall receive from such Tenant all costs and reasonable attorneys’ fees incurred by Landlord in such litigation. In the event of a dispute under this Lease, the prevailing party in such dispute or litigation arising from such dispute, shall be entitled to recover from the other its reasonable attorneys’ and experts’ fees and expenses incidental to such dispute or litigation, including any appeal.

LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION TO WHICH THEY ARE PARTIES UNDER THIS LEASE.

Late Charges; Interest on Overdue Payments.

       In the event that any payment of Annual Fixed Rent or Additional Rent shall remain unpaid for a period of five (5) days following notice by the Landlord to the Tenant that such payment is overdue, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of two percent (2%) of the amount overdue.

       Any Annual Fixed Rent and Additional Rent or other amount which is due from either party to the other party which is not paid within five (5) days after the same is due and payable shall bear interest from the date due until paid at the variable rate (the ““Default Interest Rate”“) equal to the annual rate from time to time announced by Bank of America as its base rate, plus two percent (2%), or if such rate can no longer be determined, the annual prime rate from time to time announced by The Wall Street Journal, plus two percent (2%).

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Landlord’s Right to Notice and Cure.

       The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after written notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation.

MORTGAGEES’ RIGHTS
Subordination; Estoppel Certificate

       Tenant accepts this Lease subject and subordinate to any ground lease, mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building or the Property and Tenant agrees within ten (10) days after written demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. If Tenant fails to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney in fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it shall from time-to-time furnish within ten (10) days after so requested by Landlord, a certificate signed by Tenant certifying as to such matters as may be reasonably requested by Landlord, and Tenant’s failure to furnish such certificate within the aforesaid 10-day period shall be deemed to constitute Tenant’s certification of the matters set forth in the certificate as furnished to Tenant. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

Assignment of Rents.

       With reference to any assignment by the Landlord of the Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Premises, the Tenant agrees;

       That the execution thereof by the Landlord, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Landlord hereunder, unless such holder or ground lessor shall, by notice sent to the Tenant, specifically make such election; and

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       That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Property, or, in the case of a ground lessor, the termination of the ground lease.

SECURITY DEPOSIT

       The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts, shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord within five (5) days after demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within sixty (60) days thereafter. If Landlord transfers its interest in the Premises during the Lease Term, Landlord shall assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

MISCELLANEOUS
Notice of Lease.

Tenant agrees not to record this Lease or any short form or memorandum hereof.

Notices.

       Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Address or at such other place as may have been specified by prior notice to the Landlord, with a copy to Neuberger, Quinn, Gielen, Rubin & Gibber P.A., One South Street, 27th Floor, Baltimore, Maryland 21202, Attention: Hillel Tendler, Esq. Any communication so addressed shall be deemed duly given on the earlier of (i) the date received, or (ii) on the next business day if sent by a nationally recognized overnight courier service. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord. Notices to either party under this Lease may be given by legal counsel to such party.

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Successors and Limitation on Liability.

       The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership. Neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment in enforcing the terms and conditions of this Lease creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than its interest in the Property and, without limitation of the foregoing, in no event shall any personal liability arise on the part of any of the Landlord’s officers, employees, directors or shareholders. Likewise, no personal liability shall arise on the part of the Tenant’s officers, employees, directors or shareholders, as this Lease shall create liability on the part of the Tenant and not personal liability on the part of such officers, employees, directors or shareholders.

Waivers.

       The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, as the case may be, unless such waiver be in writing signed by the Landlord or the Tenant, as the case may be. No consent or waiver, express or implied, by the Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Acceptance of Partial Payments of Rent.

       No acceptance by either party of a lesser sum than the amount then due to such party shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and either party may accept such check or payment without prejudice to the other party’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

Interpretation and Partial Invalidity.

       If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

Quiet Enjoyment.

       So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under, or superior title to, the Landlord including, without limitation, any ground lessor or manager of the Property.

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Brokerage.

       Each party represents and warrants to the other that it has had no dealings with any broker or agent other than the Broker in connection with this Lease and shall indemnify and hold harmless the other from claims for any brokerage commission (other than by the Broker) arising out a breach of the foregoing representations. Landlord shall be responsible for any commission due to the Broker pursuant to the terms of a separate agreement.

Surrender of Premises and Holding Over.

       The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit at the end of the Term. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises broom clean and in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, normal wear and tear and damage by fire or other casualty excepted, first removing therefrom all personal property of the Tenant and any alterations or additions required to be removed pursuant to Section 4.2, and repairing all damage caused by such removal. Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises after having vacated the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

       If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, then Tenant shall be deemed a tenant at sufferance only and Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to the higher of one two hundred percent (200%) of (x) the Annual Fixed Rent to be paid under this Lease or (v) the then fair market rate for the Premises as applied to any period in which the Tenant shall remain in possession, in each case together with all Additional Rent required under this Lease, and Tenant shall be liable to Landlord for all damages arising from such failure to surrender and vacate the Premises, including damages arising from the loss of a replacement lease transaction. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

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       Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Hazardous Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 12.9(b) to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to the Landlord’s reasonable satisfaction, that (a) the Hazardous Materials described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with applicable laws; (b) all Hazardous Materials described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Hazardous Materials and without giving notice in connection with such Hazardous Materials; and (c) the Premises may be reoccupied for office or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials described in the first sentence of this paragraph and without giving notice in connection with Hazardous Materials. Further, for purposes of clauses (b) and (c), ““special costs”“ or ““special procedures”“ shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.

       If Tenant fails to perform its obligations under this Section 12.9(b), without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall within 10 days of demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section 12.9(b) shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Property for Hazardous Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Hazardous Materials exists at the Property or Premises as a result of the acts or omission of Tenant, its officers, employees, contractors, and agents (except to the extent resulting from the acts or omissions of Landlord or Landlord’s agents, employees or contractors).

Financial Reporting.

Intentionally deleted.

No Consequential Damages.

       In no event shall either Landlord or Tenant be liable to the other for consequential damages, provided that any damages or remedies expressly provided under this Lease and any damages incurred by the Landlord in connection with any holding over by Tenant in the Premises, including without limitation those associated with loss, cost, liability or expense arising by virtue of the existence of aggrieved third parties (e.g. lenders and prospective tenants), shall not constitute consequential damages.

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Governing Law.

This Lease shall be governed by and construed in accordance with the laws of the State of Maryland.

Signage.

       Landlord at Landlord’s cost, shall provide building standard lobby and floor signage identifying Tenant on any multi-tenant floor included in the Premises. All signage pursuant to this Section 12.13 shall be consistent with Landlord’s Signage and Design Standard and is subject to the approval of applicable governmental authorities.

Future Construction.

       Tenant acknowledges that Landlord and/or Landlord’s affiliates intend to develop and redevelop other premises and buildings at the Park. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Park provided the same complies with the terms of this Lease and does not diminish Tenant’s rights hereunder, and will use all commercially reasonable efforts to prevent any of Tenant’s contractors, subtenants, licensees, invitees, agents, servants or employees or others for whom Tenant is legally responsible (collectively, ““Tenant Responsible Parties”“) from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

Relocation.

       Landlord reserves the right to relocate the Premises to other space within the Park of comparable or superior functionality by giving Tenant at least sixty (60) days’ prior notice of such intention to relocate. Effective on the date of such relocation, this Lease shall be amended by deleting the description of the original Premises and any other provisions of this Lease affected by the relocation of the Premises and substituting therefor information relating to such relocation space. Landlord agrees to pay the reasonable cost of moving Tenant to such other space and finishing such space (including without limitation the construction of tenant improvements) to a condition comparable to the then-condition of the Premises.

(The remainder of this page is intentionally left blank)

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IN WITNESS WHEREOF, this Lease has been executed and delivered as of the date first above written as a sealed instrument.
LANDLORD:

855 N. WOLFE STREET, LLC, a Delaware limited liability company,

By:	Forest City - New East Baltimore Partnership, its sole member

By:	FC East Baltimore Inc., its managing member

By: ____________/s/_______________________
Name:
Title:

TENANT:

CHAMPIONS BIOTECHNOLOGY, INC., a Delaware corporation

By:_________/s/__________________
Name: ________________________
Title: _________________________

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EXHIBIT A
Base Lease Terms

1. Tenant:	Champions Biotechnology, Inc., a Delaware corporation
2. Building:	The building located at 855 N. Wolfe Street, Baltimore, Maryland, which comprises a portion of the Science and Technology Park at Johns Hopkins, Baltimore, Maryland.
3. Premises:	The area depicted on Exhibit C-1, comprising approximately 1,185 rentable square feet and consisting of a portion of the 6th floor of the Building.
4. Commencement Date:

The earlier of (x) the Substantial Completion Date, as defined in Exhibit D, or (y) the date on which Tenant occupies the Premises for the conduct of its business, subject to acceleration for Delay as further described in Exhibit D. The Landlord and the Tenant shall, promptly following the Commencement Date, confirm in writing the Commencement Date.

5. Scheduled Substantial Completion Date:	April 1, 2009
6. Initial Term:

Approximately one (1) year, commencing on the Commencement Date, and expiring at 11:59 p.m. on the last day of the calendar month in which the 1st (first) anniversary of the Commencement Date occurs, unless earlier terminated in accordance with this Lease (““Termination Date”“)

7. Annual Fixed Rent:

For the Initial Term, Annual Fixed Rent is as follows: $66,000, payable in equal monthly installments of $5,500. For the renewal terms, Annual Fixed Rent shall be increased from the Annual Fixed Rent during the Initial Term, if the first renewal term, or Annual Fixed Rent during the prior renewal term, if any subsequent renewal term, by the lesser of: (i) three percent (3%); or (ii) the percentage increase in the Price Index for the month that is three (3) months prior to the end of the Initial Term or renewal term that is being measured as compared to the Price Index for the same month in the previous calendar year; provided, however, in no event shall the Annual Fixed Rent for any renewal term be less than the Annual Fixed Rent for the preceeding period. ““Price Index”“ shall mean the ““Consumer Price Index - for All Urban Consumers Washington-Baltimore (Base Period: November, 1996 = 100) - All Items (CPI-U)”“ as published by the United States Bureau of Labor Statistics (the ““Price Index”“).

If at the appropriate time for determination of a increase in Annual Base Rent, the Price Index is calculated on a different basis than as of the date of this Lease or is no longer published or issued, the Landlord will use such other index as is then generally recognized and accepted for similar determinations of purchasing power.

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8. Security Deposit:	Tenant has provided a Security Deposit consisting of $5,500, as provided in and subject to the provisions of Article 11 of the Lease.
9. Parking Passes:

During the Term, Landlord shall cause to be provided to Tenant two (2) parking passes (each a ““Parking Pass”“), each of which shall entitle the parking of a single motor vehicle in an unreserved parking space as further set forth in Section 2.4.

10. Landlord’s Work:	To be constructed by Landlord pursuant to Exhibit D.
11. Permitted Use

General business and administrative offices, research and development, biotechnology laboratories, pharmaceutical research and customary accessory uses supporting the foregoing, all as permitted by applicable laws, regulations and ordinances.

12. Maximum Floor Load	100 pounds per square foot (live load).

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EXHIBIT B

Legal Description

Description of Lot Designated L-1A and being part of Baltimore City Block Plat 1603, Ward 7, Section 13

Beginning for the same at the corner formed by the intersection of the northerly right-of-way line of East Madison Street, 66’ wide, and the east right-of-way line of North Wolf Street, 70’ wide, thence running with the easterly right-of-way line of North Wolf Street, with all bearings and distances being referenced to the Baltimore City Survey control system and having coordinates of North 776.6497 feet and East 7025.1104 feet, thence (1) N 02º-48’-50” W 320.82’ to intersect the Southerly right-of-way of Ashland Avenue (66’ wide), thence with the southerly right-of-way of Ashland Avenue (2) N 87º-10’-15” E 160.00’ crossing over North Chapel Street (20’ wide), to be abandoned, to the easterly side of said right-of-way, thence with the said easterly side of North Chapel Street, (3) S 02º-45’-24”“E 321.05’ to intersect the northerly right-of-way line of East Madison Street (66’ wide), thence with the said northerly right-of-way line, (4) S 87º-15’-17” W 159.68’ to the place of beginning. Containing 51,298 Square Feet or 1.177 Acres of land more or less.

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EXHIBIT C-1
Depiction of Premises
Champions ““Plug-and-Play”“ Laboratory Layout

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EXHIBIT C-2
Map of The Science and Technology Park at Johns Hopkins
Showing Initial Location of Parking

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EXHIBIT D
WORK LETTER

1.

Landlord shall perform improvements to the Premises in accordance with the work list attached hereto as Attachment #1 (the "Worklist"), so long as no default shall occur under the Lease. The improvements to be performed by Landlord in accordance with the Worklist are hereinafter referred to as "Landlord’s Work". Landlord shall have the right to select and approve of any general contractor and subcontractors used in connection with Landlord’s Work.

2.

If Tenant shall request any changes to Landlord’s Work ("Change Orders") that are approved by Landlord, Landlord shall have any necessary revisions to the plans for Landlord’s Work prepared at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord within five (5) days for the cost of preparing any such revisions. In addition, Landlord shall notify Tenant in writing of Landlord’s estimate of the cost of completing the work set forth in the Change Orders ("Excess Cost"). Landlord reserves the right to require Tenant to pay to Landlord the amount of the estimated Excess Cost before continuing with Landlord’s Work, and any delay in the completion of Landlord’s Work due to a delay by Tenant in making such payment shall be deemed a Delay (as hereinafter defined). If Tenant fails to pay the amount so demanded by Landlord within five (5) Business Days after such demand, Landlord reserves the right to withdraw its approval of the applicable Change Order and to proceed with Landlord’s Work without regard to any changes encompassed by such Change Order. Furthermore, if upon completion of Landlord’s Work, Landlord determines that the Excess Cost in connection with Change Orders exceeds the amount of Excess Cost theretofore paid by Tenant to Landlord, Tenant shall, within five (5) Business Days after Landlord’s demand, pay the balance of the Excess Cost to Landlord. Any delay in the completion of Landlord’s Work caused by Change Orders shall be deemed a Delay.

3.

The date upon which Landlord’’s Work is substantially complete shall be deemed the ““Substantial Completion Date.”“ If Landlord shall be delayed in substantially completing Landlord’s Work as a result of the occurrence of any of the following (a "Delay"),

(a)

Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

	(b)	Tenant’s request for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

	(c)	Material changes in any plans and specifications requested by Tenant; or

(d)

The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

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	(e)	Any request by Tenant that Landlord delay the completion of any component of Landlord’s Work; or

	(f)	Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

	(g)	Tenant’s failure to pay any amounts as and when due under this Work Letter; or

	(h)	Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of Landlord’s Work; or

	(i)	Any other delay chargeable to Tenant, its agents, employees or independent contractors;

then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that Landlord’s Work would have been substantially completed absent any such Delay. Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises. The adjustment of the Commencement Date and, accordingly, the postponement of Tenant’s obligation to pay Rent and other sums due under the Lease shall be Tenant’s sole remedy that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Scheduled Substantial Completion Date. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the "Commencement Letter") setting forth the Commencement Date and any other dates that are affected by the adjustment of the Commencement Date. The Commencement Letter shall identify any minor incomplete items of Landlord’s Work as reasonably determined by Landlord’s architect (the "Punchlist Items"), which Punchlist Items Landlord shall promptly remedy. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord. Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the existing rights granted to any other tenant of the Building. If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Scheduled Substantial Completion Date, provided that Rent shall not commence until the date that Landlord’s Work has been substantially completed (or would have been substantially completed absent any Delays).

4.

This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any written amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

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ATTACHMENT #1
WORKLIST

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EXHIBIT E
Standard Services
The following services will be provided exclusively by the Landlord:

A.	Regular maintenance of exterior and parking lot landscaping and Building common areas.
B.	Regular maintenance, sweeping and snow and ice removal of building exterior areas such as roadways, driveways, sidewalks, parking areas and courtyard paving.
C.	Maintenance and repair of base building surveillance and alarm equipment, base building elevators, base building mechanical, electrical and plumbing systems, and base building life safety systems.
D.

Building surveillance and alarm system operation and the Landlord’s live monitoring service to building standard specifications, provided twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five days (365) days a year.

E.	Complete interior and exterior cleaning of all windows two times per year.
F.	Daily, weekday maintenance of hallways, passenger and freight elevators, bathrooms, lobby areas and vestibules.
G.	Periodic cleaning of stairwells, freight elevators, and back of house areas.
H.	Cold water in the common areas for lavatory and drinking purposes.

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EXHIBIT F
Rules and Regulations

DEFINITIONS

 Wherever in these Rules and Regulations the word ““Tenant”“ is used, it shall be taken to apply to and include the Tenant and its agents, employees, invitees, licensees, contractors, any subtenants and is to be deemed of such number and gender as the circumstances require. The word ““Premises”“ is to be taken to include the space covered by the Lease. The word ““Landlord”“ shall be taken to include the employees and agents of Landlord. Other capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

The following Rules and Regulations apply to buildings that are wholly occupied by a single tenant.

a)	No actions shall be taken by Tenant that modify the exterior appearance of the Premises or the Building, unless expressly permitted by the Lease or the Landlord.
b)	No blinds, shades, awnings or other window treatments shall be placed or installed in windows or curtain wall glazing other than those approved by Landlord.
c)

No sign, advertisement, notice or the like, shall be posted on the Building exterior, in windows visible from the exterior of the building, or in the building lobby except as permitted under the terms of the Lease or as reasonable necessary in the operation of Tenant’s business without prior approval of Landlord, not to be unreasonably withheld.

d)

The Building lobby shall be open to the public during normal business hours (at a minimum 9:00 a.m. through 5:00 p.m., Monday through Friday except legal holidays). Tenant shall be responsible for locking of doors to the Premises. All locksets shall accept the Best key system. If the Building key system is maintained by Tenant, designated representatives of Landlord shall be provided with keys and/or access cards so as to facilitate access to all spaces within the Building in case of emergency. No locks or similar devices not on the master key system shall be attached to any doors.

e)

All deliveries to the Building, other than envelopes and small packages that can legitimately be delivered by hand or bicycle courier service, shall be accepted only through the building loading dock and not through the main lobby.

f)

Bicycles may only be stored in designated bicycle racks provided in the Park garages or elsewhere on the grounds of the Park. Bicycles shall not be fastened to fences, signposts, or other non-designated equipment, nor shall bicycles or vehicles of any kind shall be brought into or kept in or about the building lobby or the Premises.

g)	Tenant shall not cause or permit any unusual or objectionable odors, noises or vibrations to emanate from said Premises.
h)	No pets or other animals, excepting those used for research purposes or by a disabled person, shall be permitted in or about the Building.
i)	Unless specifically authorized by Landlord, employees or agents of Landlord shall not perform for nor be asked by Tenant to perform work other than their regularly assigned duties.

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j)	Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same from occurring.
k)

Access roads and loading areas, parking areas, sidewalks, entrances, lobbies, halls, walkways, elevators, stairways and other common area provided by Landlord shall not be obstructed by Tenant, or used for other purpose than for ingress and egress.

l)

Landlord shall have the right to make such other and further reasonable rules and regulations as in the judgment of Landlord, may from time to time be needed for the safety, appearance, care and cleanliness of the Building or the Park and for the preservation of good order therein. All reasonable parking, building operation, or construction rules and regulations which may be established from time to time by Landlord and enforced on a uniform basis (i.e. non discriminatory) shall be respected and obeyed, subject to the requirements of this Lease.

m)

Landlord shall not be responsible to Tenant for any violation of rules and regulations by other tenants except that Landlord shall use good faith efforts to uniformly enforce such rules and regulations.

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EXHIBIT G
Dang Letter

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